                                                                      EXHIBIT 99

ITEM 6  -  SELECTED FINANCIAL DATA

      The following selected financial data with respect to the Company's financial position and its results of operations for each of the five years in the period ended December 31, 1999, set forth below has been derived from the Company's consolidated financial statements. The selected financial data presented below should be read in conjunction with the Consolidated Financial Statements and related notes thereto in ITEM 8 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ITEM 7. The Company's financial position and results of operations have been restated to reflect the discontinuance of the Company's leasing segment. See Note 13 to the Consolidated Financial Statements.


                         --------------------------------------------------------------------
                                1995         1996         1997          1998          1999

 Revenues............... $         -  $   585,233  $ 3,774,673   $ 9,369,802    $16,824,712
 Loss from continuing
 operations.............  (6,120,776)  (1,856,908)  (1,616,522)   (2,499,128)      (890,739)
 Basic and diluted loss
 per share from
 continuing operations..              $     (0.95) $     (0.81)  $     (1.21)   $     (0.42)


BALANCE SHEET DATA:
Total assets............ $  2,819,634 $ 9,865,827  $ 9,348,670   $ 9,739,458    $ 9,275,022
Long term debt..........            -           -            -       675,265        158,600

ITEM 7  -  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS

GENERAL

      5B Technologies Corporation (formerly Paramount Financial Corporation) and subsidiaries ("5B" or the "Company") is a comprehensive business solution provider, offering customers a wide range of integrated services, including Internet solutions, information technology ("IT") consulting, systems integration, staffing services and lease financing. The Company includes two wholly owned subsidiaries, Paratech Resources, Inc. ("Paratech") and Deltaforce Personnel Services, Inc. ("Deltaforce).

      Paratech provides a complete range of advanced technological services, including fully integrated solutions for Internet and e-commerce businesses, Internet marketing, applications development, systems integration, hardware and software procurement, multi-platform integration services and personnel outsourcing.

      Paratech's Internet solutions business is typically retained on a fixed price, project-by-project basis. Revenue is recognized as earned when the work is completed. Each project typically undergoes a four step process: (a) strategy consulting, (b) design, (c) technology development, and (d) implementation. The Company believes that these four phases are crucial to the success of its Internet projects and uses this model to plan and price its projects. From time to time the Company may accept small time-and-material projects, but it prefers to align itself with its customers, developing long-term relationships as opposed to performing one-time changes or fixes. During 1999, the Internet solutions business began to review its pricing models and has adapted it to the customers needs. Many of the Internet solution business's customers are small, start-up companies which are pursuing the option to undertake an initial public offering approximately six months to a year after their e-commerce solutions has been implemented. Based on the growth potential and initial cash constraints of these companies, Paratech may accept equity or revenue sharing in its customers. This new pricing model may reduce the initial cash received, but the Company believes that it can recognize greater benefits in the future as these customers grow.

      In contrast, Paratech's systems integration and consulting business is typically retained on a time-and-material basis. Due to the complexity and diversity of implementing integration and application solutions, the Company prefers a time and material basis contract over a fixed price contract. The Company perceives the growth in the integration business to be generated from the Internet solutions business. As more businesses expand on to the Internet the need for integrated accounting and sales force automation software will become essential. Paratech's integration business continues to serve its core clients as well as expanding its client base through the use of its internal sales force and referrals from Paratech's Internet solutions business.

      Paratech has established standard costs, per engineer, for all services performed. This standard cost encompasses all associated expenses and gives the Company a worst case scenario as it prices it projects.

      In the temporary staffing industry, quality of service is generally a function of two things: (1) the ability to effectively match an individual worker to a specific assignment, and (2) the promptness with which the assignment is filled. The Company believes that the experience of its management and internal staff and its standing in the New York City market allows it to effectively access a large supply of available temporary workers, select suitable individuals for a particular assignment and, in some cases, train available workers in skills required for an assignment.

      Following the acquisition of Deltaforce and Wordsmith, the Company made a considerable investment in systems and process improvements to create a new and improved infrastructure to enhance client servicing, applicant recruitment and overall productivity. These systems, which are specific to the staffing industry, provide The DeltaGroup with the platform to grow without incurring additional administrative costs, as well as to provide a shift-based, 24 hour a day seven day a week business.

On May 2, 2000, the Company sold the majority of its lease portfolio (the "Assets"), which was maintained through a wholly owned subsidiary, Paramount Operations Inc. ("Paramount"), for approximately $700,000 and the assumption of approximately $6,117,000 of indebtedness related to the Assets. Accordingly, Paramount has been presented as a discontinued operation for the year ended December 31, 1999, and the balance sheets as of December 31, 1998 and 1999 and the statements of operations and cash flows for the years ended December 31, 1997, 1998 and 1999 have been restated to conform with this presentation. At March 31, 2000, the Company accrued the loss on disposal of $860,000. The loss on disposal of Paramount includes provisions for estimated losses of approximately $602,000 and a loss on sale of approximately
$254,000. The provision for estimated losses of approximately $602,000 is based on management's estimate of future income and expenses relating to the remaining lease portfolio and write-downs of certain related assets. Net sales for Paramount were approximately $28,319,318, $28,937,455 and $9,125,164 for the years ended December 31, 1997, 1998 and 1999, respectively.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

      For the year ended December 31, 1999, the Company recorded sales revenue of $16.8 million, a $7.4 million increase from the $9.4 million recorded during the year ended December 31, 1998. Paratech's revenue for the year ended December 31, 1999 increased 76%, to $9.5 million, as compared to $5.4 million recorded for the year ended December 31, 1998. The increase in sales at Paratech is a result of the Company's growth in providing Internet and e-commerce services to business in addition to growth in its systems integration division. DeltaGroup, which was purchased in January 1998, contributed $7.3 million in revenue during the year ended December 31, 1999, an 83% increase over the $4.0 million recorded in 1998. The Company believes that this increase was due to DeltaGroup's ability to consistently provide its customers with well-trained temporary personnel on a timely basis and the expansion of its customer base as a result of the acquisition of Wordsmiths in July 1998.

      Cost of sales consists of all direct labor costs and other costs, such as payroll taxes, employee benefits, outside contractors and equipment purchases, related to each project or individual sale. For the year ended December 31, 1999, the Company recorded cost of sales of $11.7 million, an increase of $4.1 million compared to the $7.6 million recorded for the year ended December 31, 1998. Paratech reported cost of sales of $6.6 million, a 47% increase over the $4.5 million reported for the year ended December 31, 1998. The reason for this increase is the growth of Paratech and its increase in revenues. The DeltaGroup posted cost of sales of $5.1 million, a 59%, increase compared to the $3.2 million recorded for the year ended December 31, 1998. The reason for the increase is predominantly due to the increase in revenue which generated corresponding increases in temporary salaries and associated payroll taxes.

      Selling, general and administrative ("SG&A") expenses totaled $6.1 million for the year ended December 31, 1999, representing an increase of 23% over the $5.0 million recorded during the year ended December 31, 1998. The increase in SG&A is predominantly attributable to the growth of the Company's subsidiaries through the acquisitions made in 1998. Paratech incurred $3.1 million in SG&A for the year ended December 31, 1999, compared to $2.9 million incurred in 1998, while DeltaGroup incurred $2.8 million in SG&A for the year ended 1999, compared to $1.3 million in 1998. Within SG&A expense for the year ended December 31, 1999 for the DeltaGroup is $300,000 of non-recurring expenses.

      The Company recorded a provision for income taxes from continuing operations of $2,000 for the year ended December 31, 1999, compared to a tax benefit of $535,000 in 1998. The provision for taxes for the year ended December 31, 1999 represents minimum state taxes payable. The tax benefit recorded in 1998 was the result of the net operating loss incurred for the year.

      Pre-tax loss from continuing operations, for the year ended December 31, 1999 was $889,000, as compared with a pre-tax loss of $3.0 million for the year ended December 31, 1998. The Company believes its operational improvement is predominantly attributable to the Company's Paratech subsidiary, which posted a pre-tax loss of $168,000, while DeltaGroup recorded a pre-tax loss of $571,000.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

      For the year ended December 31, 1998, the Company recorded sales revenue of $9.4 million, a $5.6 million increase over the $3.8 million recorded during the year ended December 31, 1997. The increase was predominantly due to the growth of the Company's Paratech subsidiary and the acquisition of the DeltaGroup. Paratech's revenue increased by 42% to $5.4 million when compared with 1997. The DeltaGroup, which was not part of the Company in 1997, contributed $4.0 million in revenue during the 1998 year.

      Cost of sales totaled $7.6 million for the year ended December 31, 1998, a $4.5 million increase from the $3.1 million recorded in 1997. The increase is predominantly due to the increase in sales. Paratech reported cost of sales of $4.5 million, a 45% increase over the $3.1 million reported in 1997. The DeltaGroup, which was not part of the Company in 1997, contributed $3.2 million to cost of sales during 1998. The increases in Paratech is predominantly due to the increase in sales.

      SG&A totaled $5.0 million for the year ended December 31, 1998, representing an increase of 32% over the $3.7 million recorded during the year ended December 31, 1997. The increase in SG&A is attributed to the acquisitions of Deltaforce and Wordsmiths, which contributed $1.3 million, as well as the acquisition of Comptech and the continued growth of Paratech, which contributed $2.9 million

      The Company recorded tax benefits of $535,000 and $1.1 million for the years ended December 31, 1998 and 1997, respectively due to the net operating loss incurred in each year.

      The Company recorded a loss from continuing operations for the year ended December 31, 1998 of $2.5 million, as compared with a loss from continuing operations of $1.6 million for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

      As of December 31, 1999, the Company had $2.1 million in cash and cash equivalents and investments available for sale. Substantially this entire amount was invested in interest-bearing savings accounts, money market accounts established by major commercial banks or in United States Government, other AA rated obligations and mutual funds. Investments available for sale also includes 250,000 shares and a warrant to purchase 50,000 shares of a privately held company, which had a fair value of approximately $438,000. Primarily as a result of the continued investment in Paratech and DeltaGroup and the acquisitions it made in 1998 the Company experienced a reduction in net cash and investments available for sale during the year ended December 31, 1999 of $491,330.

      The Company continues to use its cash balances to fund its operations. In order to expand its operations, which the Company is aggressively seeking to accomplish, the Company will need to utilize its cash balances to promote internal growth and fund potential future acquisitions. However, the Company is limited to its current cash balances for funding such internal growth and add-on acquisitions, unless the Company is able in the future to raise significant additional financing. There can be no assurance that the Company will be able to raise any such financing. Further, the Company's cash funds for acquisitions might be limited to the extent that the Company's current operations or the operations of any future acquisitions require the funding of losses or the incurrence of capital outlay.

      At December 31, 1999, the Company had three types of credit lines available:

      TERM LOAN: In April 1998, Paramount entered into a $500,000 term loan with a bank collateralized by $600,000 in cash maintained in an investment account. Principal payments of approximately $41,600 and interest are due on a quarterly basis through April 20, 2001. On July 20, 1999 the Company borrowed an additional $215,000 as a demand note. Interest payments are being made on this additional borrowing and the Company is undergoing negotiations with the bank to establish repayment terms. As of December 31, 1999, approximately $465,000 remained outstanding under these loans collateralized by $500,000 in cash maintained in an investment account. Under the agreement, the Company's Paramount subsidiary was not in compliance with the debt covenant requiring minimum net worth of at least $7.0 million. Paramount has obtained a waiver from the bank for non-compliance with the aforementioned covenant for the year ended December 31, 1999. The Company is currently in negotiations to revise the existing debt covenant.

      DELTAGROUP REVOLVING CREDIT FACILITY: DeltaGroup has a $750,000 revolving line of credit agreement with a bank secured by accounts receivable, which will expire on June 30, 2000. Interest on outstanding borrowings accrues at the bank's prime rate plus 1%. Borrowings are limited to 80% of eligible accounts receivable. As of December 31, 1999, DeltaGroup had $750,000 outstanding under this line.

      PARATECH EQUIPMENT ACQUISITION CREDIT FACILITY: Paratech has a $2,000,000 revolving line of credit agreement with a finance company secured by accounts receivable and inventory. Interest on outstanding borrowings accrues at the prime rate plus 1 1/2 %. Borrowings are limited to 85% of eligible accounts receivable, as defined. This facility allows the Company to purchase computer hardware from its vendors with net 30-day terms interest free. At the expiration of the net 30-day period, the Company has the option of paying the amount due or, provided the Company has sufficient eligible collateral, borrowing under the credit facility. As of December 31, 1999, Paratech had $665,000 outstanding under this line. Under the agreement, the Company's Paratech subsidiary was not in compliance with the debt covenant requiring a liability to net worth ratio of less than 8 to 1. Paratech has obtained a waiver from the finance company for non-compliance with the aforementioned covenant for the year ended December 31, 1999.

      As the Company is in default with two of its existing debt agreements at December 31, 1999, it is, pursuant to its respective debt agreements, in default with all of its debt agreements. Accordingly, amounts outstanding, aggregating approximately $1,880,000, under these debt agreements could become due immediately.

      The Company believes that cash generated from operations, amounts available under its credit facilities, and/or other third party financing will be sufficient to fund necessary capital expenditures and to provide adequate working capital for at least the next 12 months. There can be no assurance, however, that the Company will not require additional financing prior to such date to fund its operations, or that if required, such financing will be available on commercially reasonable terms. In addition, the Company will require additional financing after such date to fund its operations.

YEAR 2000

      The Company completed its Year 2000 software program conversions, compliance and contingency programs during the fourth quarter of 1999. Subsequent to December 31, 1999, the Company has not experienced any Year 2000 problems either internally or from suppliers or other outside sources that had an adverse impact on the Company's operations of financial condition. The Company has no reason to believe that Year 2000 failures will materially affect it in the future. However, since it may take several additional months before it is known whether the Company or suppliers, vendors or customers may have undergone Year 2000 problems, no assurance can be given that the Company will not experience losses or disruptions of due to Year 2000 computer-related problems. The Company will continue to monitor the operation of its software, computers and microprocessor-based devices for any Year 2000 problems.

INFLATION

      Management does not believe inflation had a material adverse effect on the financial statements for the periods presented.


FORWARD LOOKING STATEMENTS AND ASSOCIATED RISK


      Statements contained herein, which are not historical facts, are forwarding-looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company's business, including increased competition; the ability of the Company to expand its operations and attract and retain qualified sales representatives and technically trained consultants experienced in the Internet and IT sectors; the ability of the Company to attract and retain Internet solutions and IT professionals skilled in specific applications; the ability of the Company to attract and retain qualified personnel in the legal staffing sector; the availability of computer equipment; technological obsolescence of the Company's portfolio of computer equipment; competition in the Internet solutions and IT consulting sector and general economic conditions and the Company's need for additional capital to finance the growth of its operations.

                  5B TECHNOLOGIES CORPORATION AND SUBSIDIARIES
           (FORMERLY PARAMOUNT FINANCIAL CORPORATION AND SUBSIDIARIES)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999




      REPORTS OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS            F-2-F-3

      CONSOLIDATED FINANCIAL STATEMENTS:
      Balance sheets as of December 31, 1998 and 1999                F-4
      Statements of operations for each of the three years
        in the period ended December 31, 1999                        F-5
      Statements of stockholders' equity for each of the
        three years in the period ended December 31, 1999            F-6
      Statements of cash flows for each of the three years
        in the period ended December 31, 1999                        F-7
      Notes to consolidated financial statements                     F-8-F-25




Information required by schedules called for under Regulation S-X is either not applicable or is included in the financial statements or notes thereto.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
5B Technologies Corporation and Subsidiaries
Jericho, New York



We have audited the accompanying consolidated balance sheet of 5B Technologies Corporation and Subsidiaries (formerly Paramount Financial Corporation and Subsidiaries) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 5B Technologies Corporation and Subsidiaries (formerly Paramount Financial Corporation and Subsidiaries) as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.





/s/ BDO Seidman, LLP


Melville, New York
March 6, 2000,
except for Note 12,
which is as of April 17, 2000,
and Note 13, which is as of
May 2, 2000

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To 5B Technologies Corporation and Subsidiaries:
Jericho, New York



We have audited the accompanying consolidated balance sheet of 5B Technologies Corporation and Subsidiaries (formerly Paramount Financial Corporation and Subsidiaries) as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 5B Technologies Corporation and Subsidiaries (formerly Paramount Financial Corporation and Subsidiaries) as of December 31, 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP


Melville, New York
March 12, 1999,
except for Note 13,
which is as of
May 19, 2000

                  5B TECHNOLOGIES CORPORATION AND SUBSIDIARIES
           (FORMERLY PARAMOUNT FINANCIAL CORPORATION AND SUBSIDIARIES)

                           CONSOLIDATED BALANCE SHEETS


                                                                       December 31,
                                                           ---------------------------------
                                                                    1998            1999
--------------------------------------------------------------------------------------------
                          ASSETS
 Current assets:
  Cash and cash equivalents                                   $  1,495,082      $  1,003,752
  Investments available for sale                                   613,188           925,616
  Accounts receivable, net of allowance for doubtful
    accounts of $70,000                                          2,289,379         2,718,646
  Other current assets                                              65,103            61,164
--------------------------------------------------------------------------------------------
      Total current assets                                       4,462,752         4,709,178
--------------------------------------------------------------------------------------------
  Investments available for sale                                        --           157,060
  Goodwill                                                       1,435,635         1,498,292
  Net assets of discontinued operation                           2,395,498         1,812,232
  Other assets                                                   1,445,573         1,098,260
--------------------------------------------------------------------------------------------
    TOTAL ASSETS                                              $  9,739,458      $  9,275,022
============================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable                                               $  1,920,000      $  2,227,775
  Accounts payable                                                 942,431           745,839
  Accrued expenses                                                 404,623           558,840
--------------------------------------------------------------------------------------------
     Total current liabilities                                   3,267,054         3,532,454
--------------------------------------------------------------------------------------------
  Notes payable                                                    675,265           158,600
--------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                            3,942,319         3,691,054
--------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTE 10)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 5,000,000 shares
    authorized, none outstanding                                        --                --
  Common stock, $.04 par value, 17,500,000 shares
    authorized, 2,160,000 shares issued and outstanding             86,400            86,400
  Additional paid-in capital                                    14,456,728        14,504,629
  Stock subscription receivable                                   (812,500)         (812,500)
  Accumulated deficit                                           (7,882,884)       (8,143,956)
  Treasury stock at cost, 24,500 shares                            (50,605)          (50,605)
--------------------------------------------------------------------------------------------
    TOTAL STOCKHOLDERS' EQUITY                                   5,797,139         5,583,968
--------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $  9,739,458      $  9,275,022
============================================================================================

          SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES AND NOTES TO
                       CONSOLIDATED FINANCIAL STATEMENTS.

                  5B TECHNOLOGIES CORPORATION AND SUBSIDIARIES
           (FORMERLY PARAMOUNT FINANCIAL CORPORATION AND SUBSIDIARIES)

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                   Years Ended December 31,
                                                   -----------------------------------------------------
                                                               1997           1998              1999
--------------------------------------------------------------------------------------------------------
Sales                                                   $  3,774,673      $  9,369,802      $ 16,824,712
Cost of sales                                              3,062,135         7,620,412        11,672,084
--------------------------------------------------------------------------------------------------------
      Gross profit                                           712,538         1,749,390         5,152,628
--------------------------------------------------------------------------------------------------------
Expenses:
     Selling                                                 609,681           694,968         1,745,238
     General and administrative expenses                   3,096,326         4,266,460         4,339,626
--------------------------------------------------------------------------------------------------------
      Total expenses                                       3,706,007         4,961,428         6,084,864
--------------------------------------------------------------------------------------------------------
Loss from operations                                      (2,993,469)       (3,212,038)         (932,236)
Interest and other income                                    300,850           178,234            43,037
--------------------------------------------------------------------------------------------------------
Loss before provision for (benefit from) income
taxes and discontinued operations                         (2,692,619)       (3,033,804)         (889,199)
Provision for (benefit from) income taxes                 (1,076,097)         (534,676)            1,540
--------------------------------------------------------------------------------------------------------
     Loss from continuing operations                      (1,616,522)       (2,499,128)         (890,739)
Discontinued operation:
     Income from discontinued operation, net               1,120,184           665,324           629,667
     of income taxes of $787,986, $525,390 and
     $80,892, respectively
--------------------------------------------------------------------------------------------------------
Net loss                                                $   (496,338)     $(1,833,804)      $   (261,072)
========================================================================================================

Basic and diluted (loss) earnings per common share:
         Continuing operations                          $      (0.81)     $      (1.21)     $      (0.42)
--------------------------------------------------------------------------------------------------------
         Discontinued operations                        $       0.56      $       0.32      $       0.29
--------------------------------------------------------------------------------------------------------
         Net loss per share                             $      (0.25)     $      (0.89)     $      (0.12)
========================================================================================================

          SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES AND NOTES TO
                       CONSOLIDATED FINANCIAL STATEMENTS.

                  5B TECHNOLOGIES CORPORATION AND SUBSIDIARIES
           (FORMERLY PARAMOUNT FINANCIAL CORPORATION AND SUBSIDIARIES)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                    Common Stock            Additional        Stock
                            ------------------------------   Paid-In       Subscription     Accumulated      Treasury
                               Shares          Amount        Capital        Receivable        Deficit         Stock         Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996     7,990,000        $79,900     $13,644,228      $      -       $(5,552,742)   $         -  $ 8,171,386
  Purchase of treasury stock           -              -               -              -                -        (29,365)     (29,365)
   Net loss                            -              -               -              -         (496,338)             -     (496,338)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997     7,990,000         79,900      13,644,228              -       (6,049,080)       (29,365)   7,645,683
  One-for-four reverse
  stock split                 (5,992,500)             -               -              -                -              -            -
  Issuance of common stock       162,500          6,500         812,500       (812,500)               -              -        6,500
  Purchase of treasury stock           -              -               -              -                -        (21,240)     (21,240)
  Net loss                             -              -               -              -       (1,833,804)             -   (1,833,804)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998     2,160,000         86,400      14,456,728       (812,500)      (7,882,884)       (50,605)   5,797,139
  Issuance of warrants                 -              -          47,901              -                -              -       47,901
  Net loss                             -              -               -              -         (261,072)             -     (261,072)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999     2,160,000        $86,400     $14,504,629      $(812,500)     $(8,143,956)   $   (50,605) $ 5,583,968
====================================================================================================================================

          SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES AND NOTES TO
                       CONSOLIDATED FINANCIAL STATEMENTS.

                  5B TECHNOLOGIES CORPORATION AND SUBSIDIARIES
           (FORMERLY PARAMOUNT FINANCIAL CORPORATION AND SUBSIDIARIES)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          Years ended December 31,
                                                               ----------------------------------------------------
                                                                         1997            1998              1999
-------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                       $   (496,338)     $ (1,833,804)     $   (261,072)
   Adjustments to reconcile net loss to net cash provided
     by operating activities:
     Deferred income taxes                                            (349,118)          540,095                --
     Depreciation and amortization                                          --           171,538           461,008
     Depreciation and amortization on discontinued operation         6,721,854         5,386,982         4,147,482
     Amortization of discounts on investments                         (205,082)          (26,953)               --
     Issuance of warrants                                                   --                --            25,000
     Equity received for services provided                                  --                --          (438,000)
     Changes in operating assets and liabilities:
       Accounts receivable                                            (639,166)       (1,493,606)         (429,267)
       Other assets                                                    (53,010)       (1,601,004)            6,981
       Accounts payable                                                244,670          (365,065)         (196,592)
       Accrued expenses                                                 96,642            82,980           154,218
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING
   OPERATIONS                                                        5,320,452           861,163         3,469,758
------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES FROM
   DISCONTINUED OPERATIONS                                           1,512,999          (377,468)         (552,544)
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                            6,833,451           483,695         2,917,214
------------------------------------------------------------------------------------------------------------------
   CASH FLOWS FROM INVESTING ACTIVITIES:
     Payments for acquisitions, net of cash acquired                        --        (1,010,172)          (95,331)
     Purchase of investments                                       (14,187,250)       (3,697,782)          (31,488)
     Proceeds from sale/maturity of investments                     14,031,717         6,636,003                --
------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES FROM
   CONTINUING OPERATIONS                                              (155,533)        1,928,049          (126,819)
------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY DISCONTINUED OPERATION              (27,603,888)        2,083,550        13,942,136
------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                (27,759,421)        4,011,599        13,815,317
------------------------------------------------------------------------------------------------------------------
   CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from sale of common stock                                     --             6,500                --
     Repurchase of common stock                                        (29,365)          (21,240)               --
     Proceeds from notes payable                                            --         4,326,635           158,600
     Repayment of notes payable                                             --        (1,731,370)         (367,490)
------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES FROM
   CONTINUING OPERATIONS                                               (29,365)        2,580,525          (208,890)
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)INVESTING ACTIVITIES FROM
   DISCONTINUED OPERATIONS                                          19,464,210        (7,790,386)      (17,014,971)
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES FROM
   CONTINUING OPERATIONS                                            19,434,845        (5,209,861)      (17,223,861)
------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       3,700,774         2,209,649         1,495,082
------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                          $  2,209,649      $  1,495,082      $  1,003,752
==================================================================================================================

    SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES AND NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS.

                  5B TECHNOLOGIES CORPORATION AND SUBSIDIARIES
           (FORMERLY PARAMOUNT FINANCIAL CORPORATION AND SUBSIDIARIES)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF BUSINESS

5B Technologies Corporation (formerly Paramount Financial Corporation) and subsidiaries ("5B" or the "Company") is a comprehensive business solution provider, offering customers a wide range of integrated services, including Internet solutions, information technology ("IT") consulting, systems integration and staffing services.



Effective February 11, 2000, 5B Technologies Corporation and Subsidiaries was created as a holding company for Paramount Financial Corporation. Paramount Financial Corporation became a wholly owned subsidiary of 5B Technology Corporation and was renamed Paramount Operations Inc. Paramount Financial Corporation was incorporated in the state of Delaware in July 1991. On May 2, 2000 the Company entered into a formal plan to sell the majority of its lease portfolio and discontinue the operations of Paramount Operations Inc. ("Paramount") (See Note 13).

The  Company  operates  primarily  through  two  wholly  owned   subsidiaries:
Paratech Resources, Inc. ("Paratech") and Deltaforce Personnel Services, Inc. ("DeltaGroup").

Paratech provides a complete range of advanced technological services, including fully integrated solutions for Internet and e-commerce businesses, Internet marketing, applications development, systems integration, hardware and software procurement, multi-platform integration services and personnel outsourcing to small and mid-sized companies primarily in the New York Metropolitan area.

DeltaGroup is a provider of temporary and permanent placement staffing to the legal industry. DeltaGroup offers its clients, which consist primarily of New York based law firms and corporate legal departments, an array of experienced legal support staff 24 hours a day seven days a week. DeltaGroup also provides temporary and permanent placement of professionals to various businesses.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company considers all highly liquid debt and equity instruments with an original maturity of three or less months to be cash equivalents. Cash equivalents include investments in money market funds and are stated at cost, which approximates market value.

INVESTMENTS AVAILABLE FOR SALE

Marketable securities are stated in accordance with Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". Securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Gains and losses on the disposition of securities are recognized on the specific identification method in the period in which they occur.

At December 31, 1998 and 1999, investments available for sale consist of United States government and agency bonds with original maturities of one year or less and a mutual fund. The cost of debt securities is adjusted for accretion of discount to maturity and recorded as interest income and interest income is recorded on the mutual fund as earned. At December 1998 and 1999, the cost basis of these securities approximates market value.

During 1999, the Company received payment for services provided, in lieu of cash, of 250,000 shares and a warrant to purchase 50,000 shares of a privately held company. The fair value of these investments at December 31, 1999 was approximately $438,000 (which equaled the fair value at the date shares and warrants were received).


REVENUE RECOGNITION

The Company records revenues when products are shipped and title transfers to the customer or services are provided to customers. From time to time, the Company will receive payment prior to the transfer of title or purchase of the related inventory or performance of services. The Company records such amounts as unearned sales revenue on the balance sheet. Upon shipment and transfer of title or performance of services, unearned sales revenue is reversed and recorded as equipment sales or service revenues, respectively.

INCOME TAXES

The Company accounts for income taxes using the liability method. Under the liability method, deferred income taxes are provided on the differences between the carrying values of assets and liabilities for financial reporting and tax purposes at the enacted rate.

NET LOSS PER COMMON SHARE

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted loss per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and warrants.

STOCK-BASED COMPENSATION

The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Option No. 25 "Accounting for Stock Issued to Employees". Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosure of net income and earnings per share as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards ("SFAS 123"), "Accounting for Stock-Based Compensation.

LONG-LIVED ASSETS

Long-lived assets, such as goodwill and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to the fair market value. No impairment losses have been necessary through December 31, 1999.

ACQUISITIONS

The net assets of businesses purchased are recorded at their fair value at the acquisition date and the consolidated financial statements include their operations from that date. Any excess of acquisition costs over the fair value of identifiable net assets acquired is included in goodwill and is amortized on a straight-line basis over periods not exceeding 15 years. Certain acquisitions provide for contingent consideration, primarily cash, to be paid in the event certain financial performance targets are satisfied over periods typically not exceeding two years from the date of acquisition.


The Company's policy is to record a liability for such amounts when it becomes probable that targets will be met.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for long-term debt approximates fair value because certain of the underlying instruments are at variable rates, which are repriced frequently. The remaining portion of long-term debt approximates fair value because the interest approximates current market rates for financial instruments with similar maturities and terms.

                  5B TECHNOLOGIES CORPORATION AND SUBSIDIARIES
           (FORMERLY PARAMOUNT FINANCIAL CORPORATION AND SUBSIDIARIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1: Acquisitions

(A)      Web Business Systems, Inc.

         On March 3, 1999, Paratech acquired certain assets of Web Business Systems, Inc. ("Web"), a privately held New York based web hosting and development company for a total purchase price of $73,000. The purchase price consisted of $50,000 in cash and a warrant, which expires in February 2004, to purchase 10,000 shares of the Company's common stock at $2.34, which equaled the market value of the Company's common stock on the date of acquisition. The acquisition was accounted for as a purchase. The acquisition agreement provided for additional consideration of $30,000 to be paid if the acquired entity's results of operations exceed certain targeted levels. This additional consideration was earned during 1999. The excess of the aggregate purchase price over the net assets acquired of approximately $118,000 is being amortized over 10 years.

(B)      Abbey, Garrett and Seth, Ltd.

         On October 23, 1998, Paratech acquired 100% of the outstanding shares of Abbey, Garrett and Seth, Ltd, (d/b/a Comptech Resources) ("Comptech'), a privately held, systems consulting, software applications and Internal commerce development firm for approximately $272,000. The acquisition was accounted for as a purchase. The excess of the aggregate purchase price over the net assets acquired of approximately $551,000 is being amortized over 10 years. In connection with this acquisition the Company entered into non-compete agreements with three key executives for an aggregate consideration of $380,000, $105,000 of which was paid at closing with $25,000 due quarterly through October 23, 2001 (See Note 2(b)).


(C)      RBW Staffing Resources, Inc.

         On July 28, 1998, Deltaforce, a wholly owned subsidiary of the Company, acquired certain assets from RBW Staffing Resources, Inc. (d/b/a Wordsmiths) ("Wordsmiths"), a privately held New York City based staffing company for approximately $440,000, which included $100,000 of notes payable. The acquisition was accounted for as a purchase. The excess of the aggregate purchase price over the net assets acquired of approximately $440,000 is being amortized over 15 years. In connection with this acquisition Deltaforce entered into non-compete agreements with two key executives of Wordsmiths for an aggregate consideration of $460,000, $60,000 of which was paid at closing with $150,000 due on July 28, 1999 and $250,000 due on July 28, 2000. Such non-compete agreements are included in other assets and are being amortized over the terms of the agreement of 5 years. In addition, simultaneous with the closing of the transaction, the Company entered into a stock purchase agreement with the former shareholder of Wordsmiths (the "Shareholder"). Under the terms of this agreement, the Company sold 162,500 shares of newly issued $.04 par value common stock to the Shareholder as follows: (1) 81,250 shares at $4.00 per share and (2) 81,250 shares at $6.00 per share. The Shareholder paid for the stock with cash equal to the par value of the shares issued, $6,500, and by the issuance of two non-recourse secured promissory notes and stock pledge agreements restricting the issuance of the stock until the notes are paid in full. The notes mature on July 27, 2000 and 2001, respectively. The operations of Wordsmiths was merged into Deltaforce to create the DeltaGroup.


(D)      Deltaforce Personnel Services, Inc.

         On January 9, 1998, the Company acquired 100% of the outstanding shares of Deltaforce Personnel Services, Inc., a privately held New York City based staffing company, for approximately $560,000, which included $162,500 of notes payable. The acquisition was accounted for as a purchase. The acquisition agreement provided for additional consideration of $162,500 to be paid if the acquired entity's results of operations exceeded certain targeted levels and certain forfeiture events do not occur. During 1999, a forfeiture event occurred and the additional consideration earned was reduced to $81,250. The excess of the aggregate purchase price over the net assets acquired of approximately $545,000 is being amortized over 15 years.



Note 2:  Notes Payable and Other Financing

         Notes payable were comprised of:

                         DECEMBER 31,                     1998         1999
                         -------------------------------------------------------
                         Credit facilities (a)        $ 1,657,765  $ 1,880,125
                         Notes payable (b)                937,500      506,250
                         -------------------------------------------------------
                                                        2,595,265    2,386,375
                         Less: current portion          1,920,000    2,227,775
                         -------------------------------------------------------
                                                      $   675,265  $   158,600
                         =======================================================


(A) The Company maintains a $2,000,000 revolving line of credit agreement with a finance company for its subsidiary Paratech, secured by accounts receivable of Paratech. Interest on outstanding borrowings accrues at the prime rate (8.50% at December 31, 1999) plus 1-1/2%. Borrowings are limited to 85% of eligible accounts receivable. This facility allows the Company to purchase computer hardware from its vendors with net 30-day terms interest free. At the expiration of the net 30-day period, the Company has the option of paying the amount due or, provided the Company has sufficient eligible collateral, borrowing under the credit facility. As of December 31, 1999, Paratech had $978,000 outstanding under this line, of which $665,000 was classified as debt. Under the agreement, the Company's Paratech subsidiary was not in compliance with the debt covenant requiring a liability to net worth ratio of less that 8 to 1. Paratech has obtained a waiver from the finance company for non-compliance with the aforementioned covenant for the year ended December 31, 1999.

     In addition, in connection with the acquisition of Comptech, the Company assumed all outstanding obligations under a similar arrangement between Comptech and the same finance company. This facility has been repaid in full.

     In April 1998, the Company entered into a $500,000 term loan with a bank collateralized by $600,000 in cash maintained in an investment account. Interest accrues at a rate of 8.03% and principal payments of approximately $41,600 and interest are due on a quarterly basis through April 20, 2001. As of December 31, 1999, approximately $250,000 remains outstanding under this agreement. Under the agreement, the Company was not in compliance with the debt covenant requiring minimum net worth of at least $7.0 million. Paramount has obtained a waiver from the bank for non-compliance with the aforementioned covenant for the year ended December 31, 1999.



     In addition, the Company entered into a demand note with the same bank, in July 1999, collateralized by the same $600,000 in cash as the term loan for $215,000. Interest accrues at the prime rate (8.50% at December 31, 1999) plus 1% and is paid quarterly. As of December 31, 1999, approximately $215,000 remains outstanding.


     In January 1998, the Company entered into a $750,000 revolving line of credit agreement with a bank secured by accounts receivable which expires on June 30, 2000. Interest on outstanding borrowings accrues at the bank's prime rate (8.5% at December 31, 1999) plus 1%, and interest is paid monthly. Borrowings are limited to 80% of eligible accounts receivable. As of December 31, 1999, $750,000 was outstanding under this line.


(B) In connection with the acquisitions described in Note 1, the Company entered into promissory notes with several individuals. Interest on such notes ranges from 0% to 8.5%. The interest components of those non-interest bearing notes are immaterial. Annual maturities are $350,000 and $75,000 in 2000 and 2001, respectively.



Note 3:  Income Taxes

The provision for (benefit from) income taxes is comprised of:



                         YEARS ENDED DECEMBER 31,   1997      1998      1999
                         ------------------------------------------------------
                         Current:
                           Federal              $       -   $       -  $ 73,795
                           State                   63,703      43,328     8,637
                                                -------------------------------
                                                   63,703      43,328    82,432
                                                -------------------------------
                         Deferred:
                           Federal               (251,928)   (532,055)  (72,730)
                           State                  (99,886)    (82,362)   (6,241)
                                                -------------------------------
                                                 (351,814)   (614,417)  (78,971)
                                                -------------------------------
                         Valuation allowance            -     561,803    78,971
                                                -------------------------------
                         Total                  $(288,111)  $  (9,286) $ 82,432
                                                ===============================


Significant components of deferred income tax assets and (liabilities) are:

                                                          1998         1999
                         -------------------------------------------------------
                         Depreciation                   $ 655,323    $ 369,668
                         Lease transactions treated
                           differently for tax and
                           financial reporting
                           purposes                      (726,226)     (45,187)
                         Net operating loss
                           carryforwards                  600,320      354,361
                         Other                            122,386       51,932
                         Valuation allowance             (651,803)    (730,774)
                         -------------------------------------------------------
                         Net deferred income tax        $       -    $       -
                         -------------------------------------------------------



The Company has net operating loss carryforwards for income tax reporting purposes of approximately $719,000 expiring through 2013 and an alternative minimum tax credit carryforward of $73,795. A full valuation allowance has been provided against the net deferred tax asset due to the uncertainty at December 31, 1999 as to their realization.



The following reconciliation presents the principal reasons for the difference between income taxes calculated at the United States federal statutory income tax rate (34%) and the provision for (benefit from) income taxes:


                         YEARS ENDED DECEMBER 31,   1997       1998         1999
                         ---------------------------------------------------------
                         Federal income tax
                           expense (benefit)
                           at U.S. statutory
                           rate                 $(266,713)  $(626,651)    $(60,738)
                         Permanent differences         -          -         47,588
                         Alternative minimum
                           tax                         -          -         73,795
                         Change in valuation
                           allowance                   -      561,803            -
                         State taxes, net of
                           federal benefit         39,547      43,328        5,700
                         All other, net           (60,945)     12,234       16,087
                                                ----------------------------------
                                                $(288,111)  $  (9,286)    $ 82,432
                                                ==================================






Note 4:  Stockholders' Equity

(A)   Class A and Class B Warrants

     On January 22, 1996 ("Effective Date"), the Company consummated an initial public offering of its securities. In connection with the offering, the Company issued a total of 1,495,000 units, inclusive of the underwriter's over-allotment option, which was exercised in full, at a price of $7.00 per unit. Each unit sold in the offering consisted of two shares of common stock and two redeemable Class A warrants. The common stock and Class A warrants were detachable and trade separately. The Class A warrants were exercisable commencing one year from the Effective Date. Four Class A warrants entitle the holder to purchase one share of common stock at $16.00 per share (after giving effect to a one-for-four reverse stock split of the common stock effected May 19, 1998 and subject to adjustment for anti-dilution) during the four year period commencing one year from the Effective Date. The Class A warrants are redeemable by the Company for $0.05 per warrant in the event that the closing bid price of the Company's common stock exceeds $36.00 per share (after giving effect to the one-for-four reverse stock split) for twenty consecutive trading days ending within ten days of the notice of redemption. With the prior written consent of the underwriter, upon thirty days written notice to all holders of the Class A warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the class A warrants. None of the Class A warrants have been exercised to date.


     In connection with the Company's initial public offering, there was a secondary offering of securities by certain non-affiliated lenders of the Company (the "Selling Lenders"). The Selling Lenders registered 750,000 units (consisting of an aggregate of 1,500,000 shares of common stock and Class A warrants to purchase an aggregate of 1,500,000 shares of common stock), identical to the initial public offering units described above, as well as an additional 1,500,000 shares of common stock issuable upon the exercise of Class B warrants. The Class B warrants are identical to Class A warrants, except that their exercise price is $16.80 per share (after giving effect to the one-for-four reverse stock split). They are not included for listing on any public trading market and there is no solicitation fee payable in connection with their exercise. None of the Class B warrants have been exercised to date.

(B)  Authorized Shares Outstanding

     Effective May 19, 1998, the Board of Directors of the Company approved a reduction of the authorized number of shares of common stock from 35,000,000 to 17,500,000 and authorized a one-for-four reverse stock split of the Company's common stock. The par value of the common stock was increased from $.01 to $.04 per share. The preferred stock remained unchanged. All shareholders' equity accounts and per share date were retroactively adjusted to reflect this split.

(C)  Treasury Shares

     During the year ended December 31, 1997, the Board of Directors of the Company approved a plan that would allow for the repurchase of up to $500,000 worth of common stock of the Company. The repurchase program took effect immediately and was authorized to continue for a period of two years. Subject to applicable rules, the plan allowed the Company to repurchase shares at any time during the authorized period in any increments it deems appropriate. As of December 31, 1998 and 1999, the Company had repurchased 24,500 shares for a cash purchase price of $50,605.

(D)  Warrants


     In January 1999, the Company, in connection with a service agreement, issued warrants, which expire in January 2002, to a third party to purchase 100,000 shares of the Company's common stock at an exercise price of $0.85 per share for 50,000 shares and $1.25 per share for 50,000 shares. The fair value of the warrants was approximately $25,000, which has been recorded as compensation expense.


Note 5: Stock Option Plans

(A)   Employee Stock Option Plan

      On August 28, 1995, the Board of Directors adopted and the Company's shareholders approved the Employee Stock Option Plan (the "Stock Option Plan") for all senior executive officers, key employees and consultants of the Company pursuant to which 187,500 shares of common stock were reserved for issuance. In June 1997, the Board of Directors approved an amendment to increase the aggregate number of shares of common stock reserved for issuance by 187,500 shares, for a total of 375,000. Additionally, in June 1999 the Board of Directors approved an amendment to increase the aggregate number of shares of common stock reserved for issuance by 125,000 shares, for a total of 500,000. Options granted under the Stock Option Plan may be either incentive stock options ("ISO"), which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options ("NSO's"). Under the Stock Option Plan, the Board of Directors may grant (i) ISO's at an exercise price per share which is not less than the fair market value of a share of common stock on the date on which such ISO's are granted (and not less than 110% of the fair market value in the case of any optionee who beneficially owns more than 10% of the total combined voting power of the Company), and (ii) NSO's at an exercise price per share which is determined by the Board of Directors (and which may be less than the fair market value of a share of common stock on the date on which such NSO's are granted). The Stock Option Plan further provides that the maximum period in which options may be exercised will be determined by the Board of Directors, except that ISO's may not be exercised after the expiration of ten years from the date the ISO was initially granted (and five years in the case of any optionee who beneficially owns more than 10% of the total combined voting power of the Company). Any option granted under the Stock Option Plan will be nontransferable and may be exercised upon payment of the option price in cash, a cash equivalent, common stock or any other form of consideration, which is acceptable to the Board of Directors.

      The following table summarizes the activity under the Stock Option Plan for the years ended December 31, 1998 and 1999:


                                                                                    Weighted
                                                                                     Average
                                                                         Excise     Exercise
                                                            Shares        Price       Price
                              ----------------------------------------------------------------
                              Outstanding, December 31,
                                1997                         41,250      $1.50-$2.38     $2.00
                                 Granted                    150,000       0.44-2.50       1.02
                                 Forfeited                   (5,250)      0.44-1.50        .99
                              Outstanding, December 31,
                                 1998                       186,000       0.44-2.38       1.24
                                 Granted                     95,750       1.08-2.06       1.62
                                 Forfeited                  (70,100)      0.44-2.38        .85
                              Outstanding, December 31,
                                 1999                       211,650       0.44-2.38       1.41
                              Shares exercisable
                                 December 31, 1998           23,800       1.50-2.38       2.10
                              Shares exercisable
                                 December 31, 1999           27,346       0.44-2.38        .90


      The 211,650 options outstanding as of December 31, 1999 have a weighted average remaining contractual life of 8.71 years.

      The Company accounts for these plans under APB Opinion No. 25, under which no compensation has been recorded. As of December 31, 1999 the Company has not issued any options to consultants. Had compensation cost for the plan been determined in accordance with SFAS 123, the Company's net loss and basic loss per common share would have been decreased in the following pro forma amounts:


                                                                               December 31,
                                                                 -----------------------------------------
                                                                      1997         1998          1999
                       -----------------------------------------------------------------------------------
                       Net loss                     As reported    $(496,338)  $(1,833,804)   $(261,069)
                                                    Pro forma       (518,148)   (1,849,110)    (310,134)

                       Basic and diluted loss
                         income per common share    As reported    $   (0.25)  $     (0.89)   $   (0.15)
                                                    Pro forma      $   (0.26)  $     (0.89)   $   (0.15)


        The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:


                                                                          December 31,
                                                          ---------------------------------------------
                                                               1997           1998           1999
                              -------------------------------------------------------------------------
                              Fair value                        $0.25           $0.59          $1.63
                              Expected life (years)              3.45            3.87           2.45
                              Risk-free interest rate            6.5%            4.8%           5.3%
                              Volatility                          71%             73%            68%
                              Dividend yield                       0%              0%             0%


        The pro forma effects of applying SFAS 123 are not indicative of future amounts because stock option awards are anticipated in future years.

(B)   Director Option Plan

        On October 1, 1995, the Board of Directors of the Company adopted and the Company's shareholders approved the Director Option Plan (the "Director Plan") pursuant to which 12,500 shares of common stock of the Company were reserved for issuance upon the exercise of options granted to non-employee directors of the Company. Under the Director Plan, an eligible director of the Company will, after having served as a director for one year, automatically receive non-qualified stock options to purchase 500 shares of common stock per annum at an exercise price equal to the fair market value of such shares at the time of grant of such options. Each option is immediately exercisable for a period of ten years from the date of grant but generally may not be exercised more than 90 days after the date an optionee ceases to serve as a director of the Company. As of December 31, 1999, there were options to purchase 1,000 shares of common stock granted to directors under the Director Plan.

Note 6:  Earnings Per Share

        A reconciliation of shares used in calculating basic and diluted earnings per share follows:

        Shares used in computing net (loss) from continuing operations per share:


                            YEARS ENDED DECEMBER 31,                        1997        1998         1999
         ----------------------------------------------------------------------------------------------------
         Basic                                                            1,991,117    2,067,842    2,135,500
         Effect of assumed conversion of employee sock options and
           warrants                                                               -            -            -
                                                                          -----------------------------------
         Diluted                                                          1,991,117    2,067,842    2,135,500
                                                                          ===================================

         Shares used in computing net (loss) from discontinued operation per share:


                            YEARS ENDED DECEMBER 31,                        1997        1998         1999
         ----------------------------------------------------------------------------------------------------
         Basic                                                            1,991,117    2,067,842    2,135,500
         Effect of assumed conversion of employee sock options and
           warrants                                                               -            -            -
                                                                          -----------------------------------
         Diluted                                                          1,991,117    2,067,842    2,135,500
                                                                          ===================================

       Options to purchase approximately 211,650 shares of common stock at exercise prices ranging from $0.44 to $2.38 per share and warrants to purchase approximately 110,000 shares of common stock at prices ranging from $0.85 to $2.34 per share were outstanding during a portion of 1999 but were not included in the computation of diluted earnings per share of continuing operations because they are anti-dilutive. (See Notes 5(a) and 10(d)). These options and warrants expire through 2009 and 2004, respectively. Options to purchase approximately 186,000 shares of common stock at exercise prices ranging from $0.44 to $2.38 per share were outstanding during a portion of 1998 but were not included in the computation of diluted earnings per share because they were anti-dilutive. Options to purchase approximately 41,250 shares of common stock at exercise prices ranging from $1.50 to $2.38 per share were outstanding during portions of 1997 and were not included in the computation of diluted earnings per share because they were anti-dilutive.

Note 7:  Employee Savings Plan

       The Company has an employee savings plan, which covers all employees who have completed at least one year or service with the Company and permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. Company contributions are discretionary. As of December 31, 1998 and 1999, the Company contributed $0 and $34,500, respectively.

Note 8: Segment Information

       Historically, the Company's results of operations were reviewed and managed through three segments (i) high technology equipment leasing ("Paramount"), (ii) Internet, e-commerce and systems integration ("Paratech") and (iii) legal support staff ("DeltaGroup"). In connections with the sale and discontinuance of Paramount (see Note 13), the Company now reviews and manages its segments through (i) corporate overhead ("5B"), (ii) Paratech and (iii) DeltaGroup. The Company evaluated segment performance based on net income (loss) for the years ended December 31, 1997 and 1998. During 1999, the Company decided to change the way in which it evaluated its segments by using pre-tax income (loss), and has restated the schedule for this change. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies. The following represents selected financial information for the Company's segments for the years ended December 31, 1997, 1998 and 1999:


                                                  5B        Paratech    DeltaGroup      Total
                           ----------------------------------------------------------------------
                           1997
                           ----------------------------------------------------------------------
                           Revenues           $        -   $3,774,673   $        -   $3,774,673
                           Cost of sales               -    3,062,135            -    3,062,135
                           Pre-tax net loss      656,200    2,036,419            -    2,692,619
                           Assets              8,128,555    1,220,115            -    9,348,670

                           1998
                           ----------------------------------------------------------------------
                           Revenues                    -    5,387,107    3,982,695    9,369,802
                           Cost of sales               -    4,453,016    3,167,396    7,620,412
                           Pre-tax net loss      570,123    1,939,900      523,781    3,033,804
                           Assets              4,538,085    2,652,444    2,548,929    9,739,458

                           1999
                           ----------------------------------------------------------------------
                           Revenues                    -    9,505,458    7,319,254   16,824,712
                           Cost of sales               -    6,595,490    5,076,594   11,672,084
                           Pre-tax loss          149,738      168,201      571,260      889,199
                           Assets              3,148,226    3,778,877    2,347,919    9,275,022
                           ======================================================================


Note 9: Significant Customers and Concentrations of Credit

       For the years ended December 31, 1997, 1998 and 1999, there were no significant customers that represented in excess of 10% of total revenues for the respective years.

Note 10: Commitments and Contingencies

(A)      Operating Leases

         The Company leases two office facilities and office equipment under operating leases expiring through November 2002. Total rent expense amounted to approximately $90,000, $184,000 and $245,000 in 1997, 1998 and 1999, respectively. Total minimum lease payments due under non-cancelable operating leases are as follows:


                              2000                              $231,000
                              2001                               207,000
                              2002                                59,000

(B)      Employment Agreements

         In 1999, employment agreements with 2 executives automatically renewed and will expire through the end of 2000 (subject to automatic renewal provisions) with aggregate minimum payments totaling $650,000.

         In connection with the acquisitions described in Note 1, the Company has also entered into employment agreements with 4 executives expiring through the end of 2000 with aggregate minimum payments totaling $589,000.

(C)      Legal Proceedings

         The Company is named in an action to the Company's relates to the Company's initial public offering in January 1996, in which the Plaintiffs allegedly bought shares of the Company (and shares of two other named defendants). The case principally focuses on various alleged activities of the Company's underwriter and the underwriter's principals and a broker in the initial public offering and alleges that the Plaintiffs suffered various damages as a result of a range of alleged counts. The Company believes that the Plaintiffs' allegations are without merit and intends to defend the suit vigorously.

         The Company is subject to legal proceedings and claims that a rise in the ordinary course of its business. In the opinion of the management, the amount of the ultimate outcome of these actions will not materially affect the Company's financial position, results of operations or cash flows.

(D)      Warrants

         A service agreement dated May 8, 1997 between the Company and its former investment adviser provided for a portion of compensation in the form of a warrant to purchase shares of the Company's common stock. Pursuant to the agreement the advisor was granted warrants to purchase 33,333 shares of the Company's common stock at $1.50 per share (after giving effect to the one-for-four reverse stock split).

Note 11:  Supplemental Cash Flow Information


                                                                                 Years ended December 31,
                                                                         -----------------------------------------
                                                                            1997            1998           1999
             -----------------------------------------------------------------------------------------------------
             Cash paid for income taxes                                  $    7,192     $   17,305     $    4,808
             Cash paid for income taxes for discontinued operation       $   41,382     $   69,927     $   28,247
             Cash paid for interest                                      $        -     $   84,476     $  152,441
             Cash paid for interest for discontinued operation           $2,936,823     $2,630,314     $1,913,193


                                                                                  Years ended December 31,
                                                                         -----------------------------------------
                                                                            1997            1998            1999
             -----------------------------------------------------------------------------------------------------
             Fair value of assets acquired                               $       -      $ 2,365,376    $        -
             Liabilities assumed                                                 -       (2,570,194)            -
             Notes issued                                                        -         (262,500)            -
             Warrants issued                                                     -                -       (22,901)
             Purchase price in excess of net assets acquired                     -        1,477,490       118,232
             Cash paid for acquisitions                                  $       -      $ 1,010,172    $   95,331

Note 12:  Subsequent Event

         On April 17, 2000, the Company received an equity investment of $1,000,000 from La Vista Investors, LLC, a fund managed by WEC Asset Management LLC ("La Vista"), a New York-based investment company. In connection with its investment, La Vista received (i) 1,000 shares of the Company's Series A 6% Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), and (ii) a warrant convertible into 100,000 shares of the Company's Common Stock at an exercise price of $10.00 per share of Common Stock, subject to certain anti-dilution adjustments for stock splits, subdivisions, other similar events and certain below-market price issuances of Common Stock. Each share of Series A Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing $1,000, plus the amount of any accrued and unpaid dividends, by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock, without the payment of additional consideration by the holder thereof, shall be the lower of (i) nine dollars ($9.00) or (ii) 80% of the average of the three lowest Closing Bid Prices (as defined in the Certificate of Designations of the Series A Preferred Stock) of the Company's Common Stock during the thirty (30) trading days immediately preceding the date of notice from a holder of the Series A Preferred Stock of any such conversion.


Note 13:  Discontinued Operations

         On May 2, 2000, the Company sold the majority of its lease portfolio (the "Assets") which was maintained through, a wholly owned subsidiary, Paramount, for approximately $700,000 and the assumption of approximately $6,117,000 of indebtedness related to the Assets. Accordingly, Paramount has been presented as a discontinued operation for the year ended December 31, 1999, and the balance sheets as of December 31, 1998 and 1999 and the statements of operations and cash flows for the years ended December 31, 1997, 1998 and 1999 have been restated to conform with this presentation. At March 31, 2000, the Company accrued a loss on disposal of $860,000. The loss on disposal of Paramount includes provisions for estimated losses of approximately $602,000 and a loss on sale of approximately $254,000. The provision for estimated losses of approximately $602,000 is based on management's estimate of future income and expenses relating to the remaining lease portfolio and write-downs of certain related assets. Net sales for Paramount were approximately $28,319,318 $28,937,455 and $9,125,164 for the years ended December 31, 1997, 1998 and 1999, respectively.

         The components of net assets of discontinued operation included in the Company's Consolidated Balance Sheets at December 31, 1998 and
         1999, are as follows:

                                                    1998              1999
                                               ------------      ------------
Accounts receivable                            $    342,879      $    274,613
Net investment in direct finance and             30,059,378        16,232,749
sales-type leases
Assets held under operating leases, net of
accumulated depreciation                          7,263,181         2,990,213
Other assets                                        237,212           537,990
Accrued expenses                                   (353,769)          (84,922)
Notes payable                                    (1,717,924)       (1,382,902)
Obligations for financed equipment -
non-recourse                                    (33,435,459)      (16,755,509)
                                               ------------      ------------
                                               $  2,395,498      $  1,812,232
                                               ============      ============

(A)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       NET INVESTMENT IN DIRECT FINANCE AND SALES-TYPE LEASES

       The net investment in direct finance and sales-type leased assets consists of the present value of the future minimum lease payments plus the present value of the residual value, if any (collectively referred to as the "net investment"). The residual value is the estimated fair market value of the leased assets at lease expiration.


       Completed lease contracts which qualify as direct finance and sales-type leases, as defined by Statement of Financial Accounting Standards No. 13, ("SFAS 13") "Accounting for Leases", are accounted for on the balance sheet by recording the total minimum lease payments receivable, the estimated residual value of the leased equipment and unearned income. The unearned lease income represents the excess of the total minimum lease payments and the estimated residual value expected to be realized, over the cost of the related equipment. The unearned income is recognized as revenue over the term of each lease by applying a constant periodic rate of return to the declining net investment in each lease.

       Lease revenue includes that portion of unearned income amortized into income during the current period. Revenue recognized at the inception of a sales-type lease is recorded in sales.


       ASSETS HELD UNDER OPERATING LEASES

       Assets held under operating leases consist of the equipment at cost, net of accumulated depreciation. Depreciation is recognized on a straight-line basis over the lease term up to the Company's estimate of the equipment's residual value at lease expiration. Accumulated depreciation was approximately $4,453,000 and $6,055,000 at December 31, 1998 and 1999, respectively. During the fourth quarter of 1999, additional depreciation expense of $182,000 was recorded in order to record the residual value associated with certain operating leases to fair value.

       Lease revenue includes the contractual lease payments and is recognized on a straight-line basis over the lease term.

       RESIDUAL VALUES

       The Company's residual value estimates are based on current market conditions and published residual value projections, as determined at lease inception. On an ongoing basis, the Company compares its residual value estimates against currently published independent forecasts of equipment values at lease expiration as well as other known market conditions. If the residual value is determined to be excessive and the decline in residual value is judged to be other than temporary, the Company revises its residual values accordingly with corresponding adjustments to income and unearned income. During the year ended December 31, 1998, the Company entered into residual value sharing agreements whereby an equipment investor or a financial institution purchased a portion of the residual value of the equipment on lease in exchange for a right to share in re-marketing proceeds received upon lease expiration. The proceeds received were used to reduce the cost basis and the residual value in the leased assets.

       REVENUE RECOGNITION

       The Company records revenues when products are shipped and title transfers to the customer or services are provided to customers. When equipment is sold to another computer leasing and trading company (a "broker"), the transfer of title and recognition of revenue generally occur upon the receipt of a payment from the broker.

       The Company records revenue from the sale of leased equipment to an equipment investor upon transfer of title to the equipment. Subsequent to a sale of this variety, the Company generally is a party to a re-marketing agreement under which it may earn additional income from the asset's future re-lease or sale value upon lease termination or expiration.

       See Net Investment in Direct Finance and Sales-Type Leases and Assets Held Under Operating Leases for a discussion of revenues earned under leasing transactions.

       LEASE EXPENSE

       Lease expense includes depreciation on assets held under operating leases, interest expense on obligations for financed equipment and sublease rental expense. The cost of equipment recognized at the inception of a sales-type lease is reflected in cost of sales.


(B)      Direct Finance and Sales-Type Leases

        The net investment in direct finance and sales-type leases was comprised of the following:

                         DECEMBER 31,                     1998         1999
                         -------------------------------------------------------
                         Total minimum lease
                           payments receivable        $30,895,900  $16,282,746
                         Estimated residual value of
                           equipment                    1,727,787    1,071,785
                         -------------------------------------------------------
                                                       32,623,687   17,354,531
                         Less: Unearned income          2,564,309    1,121,782
                         -------------------------------------------------------
                         Net investment in direct
                           finance and sales-type
                           leases                     $30,059,378  $16,232,749
                         =======================================================

        During the fourth quarter 1999, the Company wrote down the residual value of certain lease contracts by approximately $289,000.

(C)     Future Minimum Lease Payments

        Future minimum lease rentals to be received by the Company under non-cancelable direct finance, sales-type and operating leases are as follows:

                                                     Direct
                                                  Finance and
                         YEARS ENDING              Sales-Type      Operating
                         DECEMBER 31,                Leases         Leases
                         -------------------------------------------------------
                         2000                     $9,155,536     $1,224,061
                         2001                      4,996,532        524,564
                         2002                      1,123,881         25,084
                         2003                        513,065              -

(D)      Obligations for Financed Equipment - Non-Recourse


        Under various arrangements with banks and financial institutions, the Company finances substantially all of its equipment leases with non-recourse notes. In exchange for these future rentals, the Company receives a discounted cash payment. These notes provide for an assignment of future lease rentals to these institutions at effective interest rates (which range between 6.0% and 10.8%). In the event of default by a lessee, the financial institution has a first lien on the underlying equipment, with no further recourse against the Company. The underlying equipment securing these non-recourse notes represents the Company's assets under direct finance, sales-type and operating leases, which book value totaled approximately $37.3 million and $19.4 million at December 31, 1998 and 1999.

        Future maturities on non-recourse notes are:

                         YEARS ENDING
                         DECEMBER 31,                       Lease Payments
                         ---------------------------------------------------
                         2000                               $10,340,623
                         2001                                 5,573,738
                         2002                                 1,211,732
                         2003                                   520,349
                         ---------------------------------------------------
                                                             17,646,442
                         Less: Interest                         890,933
                         ---------------------------------------------------
                                                            $16,755,509
                         ===================================================


(E)     Notes Payable and Other Financing

        Notes payable were comprised of:

                 DECEMBER 31,                             1998         1999
                 ---------------------------------------------------------------

                 Notes payable to financial
                   institutions (a)                    $1,601,990   $1,363,933
                 Credit facilities (b)                    115,934       18,970
                 ---------------------------------------------------------------
                                                       $1,717,924   $1,382,903
                 ===============================================================

(A) During 1998, the Company entered into a total of nine notes payable agreements totaling approximately $2,925,000 with a financial institution to finance the residual value of certain equipment on lease, at an interest rate of prime (8.50% at December 31, 1999) plus 0.25%. Interest is payable quarterly and the principal amount is due 60 days after lease expiration. These notes mature through 2001. The equipment on lease and the related lease serve as collateral for the notes payable.



        The Company entered into a similar notes payable in the amount of $18,036 with the same institution in 1998, respectively, and repaid the loans in the same year.



     No such transactions were entered into during 1999.


(B) In December 1997, the Company entered into a loan agreement with a bank for a $2,000,000 credit facility, which expired on December 30, 1998, to finance the purchase of equipment on leases that are approved by the bank. The bank will receive notes equal to the discounted rental payments under the leases being financed using the bank's current interest rate. The notes are payable monthly as the lease payments become due. As collateral for the notes, the bank has a first priority security interest in the equipment and the underlying lease. Under the agreement the Company's Paramount subsidiary was not in compliance with the debt covenant requiring tangible net worth of at least $8 million. As of December 31, 1999, the Company had $19,000 outstanding at a rate of 8.08%. The loan will mature in 2000.


(F)  Significant Customers and Concentrations of Credit

     For the years ended December 31, 1997, 1998 and 1999, the following customers represented in excess of 10% of total revenues for the respective years:


                                Customer          1997       1998      1999
                         ------------------------------------------------------
                                   A                35%        -          -
                                   B                11%       54%        12%
                                   C                 -        12%         -